Exhibit 6.12

Dated 1 March 2023

(1) CREEDON TECHNOLOGIES HK LIMITED

-and-

(2) Julie Palfreeman

LOAN AGREEMENT

Nash & Co solicitors LLP

Beaumont House

Beaumont Park

Plymouth

PL4 9BD

01752 66 44 44

Ref ____/____________

TABLE OF CONTENTS

1.	Definitions and interpretation	1
2.	The loan	3
3.	Purpose	3
4.	Interest	3
5.	Repayment	3
6.	Payments	3
7.	Calculations	4
8.	Amendments, waivers, consents and remedies	4
9.	Severance	4
10.	Assignment	4
11.	Counterparts	4
12.	Third party rights	4
13.	Governing law and jurisdiction	5

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This Agreement is dated 1 March 2023

Parties

(1)	Creedon Technologies HK Limited incorporated and registered in Hong Kong with company number 53100990 whose registered office is at RM 2606-08, 26/F, Arion Commercial Centre, 2-12 Queen's Road West, Sheung Wan, Hong Kong (the Borrower); and

(2)	Julie Palfreeman of [ADDRESS] (the Lender).

Agreed Terms

1.	Definitions and interpretation

1.1	Definitions

The following definitions apply in this agreement.

	Borrowed Money	means any indebtedness the Borrower owes as a result of:

(a) borrowing or raising money (with or without security), including any premium and any capitalised interest on that money;

When calculating Borrowed Money, no liability shall be taken into account more than once.

	Business Day	means a day other than a Saturday, Sunday or public holiday in Hong Kong when banks in Hong Kong are open for business.

	Payment Date	means the date on which the Loan is to be made.

	Indebtedness	means any obligation to pay or repay money, present or future, and whether actual or contingent, sole or joint and any guarantee or indemnity of any of those obligations.

	Loan	means the principal amount of the loan made or to be made by the Lender to the Borrower under this agreement or (as the context requires) the principal amount outstanding for the time being of that loan.

	Repayment Date	Means 28 February 2024

	Sterling and £	Means the lawful currency of United Kingdom

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1.2	Interpretation

In this agreement:

1.2.1	clause, Schedule and paragraph headings shall not affect the interpretation of this agreement;

1.2.2	a reference to a person shall include a reference to an individual, firm, company, corporation, partnership, unincorporated body of persons, government, state or agency of a state or any association, trust, joint venture or consortium (whether or not having separate legal personality);

1.2.3	unless the context otherwise requires, words in the singular shall include the plural and in the plural shall include the singular;

1.2.4	unless the context otherwise requires, a reference to one gender shall include a reference to the other genders;

1.2.5	references to a party shall include that party's successors, permitted assigns and permitted transferees and this agreement shall be binding on, and enure to the benefit of, the parties to this agreement and their respective personal representatives, successors and permitted assigns;

1.2.6	a reference to a statute or statutory provision is a reference to it as amended, extended or re-enacted from time to time;

1.2.7	a reference to a statute or statutory provision shall include all subordinate legislation made from time to time under that statute or statutory provision;

1.2.8	a reference to a time of day is to Hong Kong time;

1.2.9	a reference to writing or written includes fax and email an obligation on a party not to do something includes an obligation not to allow that thing to be done;

1.2.10	reference to this agreement (or any provision of it) or to any other agreement or document referred to in this agreement is a reference to this agreement, that provision or such other agreement or document as amended (in each case, other than in breach of the provisions of this agreement) from time to time;

1.2.11	unless the context otherwise requires, a reference to a clause or Schedule is to a clause of, or Schedule to, this agreement and a reference to a paragraph is to a paragraph of the relevant Schedule;

1.2.12	any words following the terms including, include, in particular, for example or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms;

1.2.13	a reference to an amendment includes a novation, re-enactment, supplement or variation (and amended shall be construed accordingly);

1.2.14	a reference to a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, inter-governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation.

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2.	The loan

The Lender grants to the Borrower an unsecured Sterling loan of a total amount of £146,164.37 on the terms, and subject to the conditions, of this agreement.

3.	Purpose

3.1	The Borrower shall use all money borrowed under this agreement to finance the Company’s growth (working capital, inventory, expansion in new channels).

3.2	The Lender is not obliged to monitor or verify how any amount advanced under this agreement is used.

4.	Interest

4.1	The Borrower shall pay simple interest on the Loan at the rate of 11% per annum.

4.2	Interest shall accrue daily and shall be payable on 28 February 2024.

5.	Repayment

Subject to the provisions of this agreement, the Borrower shall repay the Loan in full on the Repayment Date.

If required, a portion of the loan can be repaid earlier:

-	Up to 10% of the loan can be repaid with a 60 day notice period (except for peak season).

-	Up to an additional 10% of the loan can be repaid with a 90 day notice period (except for peak season).

Peak Season is between August through December. During Peak Season an additional 30 days is required on the notice period.

The interest earned on the amount withdrawn early will be prorated from 1 March 2024 to the day of repayment.

6.	Payments

6.1	The payment made by the Lender under this agreement shall be in Pounds Sterling and to the Borrower at its account number [###]on or before 1st March 2023.

6.2	If any payment becomes due on a day that is not a Business Day, the due date of such payment will be extended to the next succeeding Business Day, or if that Business Day falls in the following calendar month, such due date shall be the immediately preceding Business Day.

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7.	Calculations

7.1	Any interest under this agreement shall accrue on a pro-rata, day-to-day basis, calculated according to the number of actual days elapsed and a year of 365 days.

8.	Amendments, waivers, consents and remedies

8.1	No amendment of this agreement shall be effective unless it is in writing and signed by, or on behalf of, each party to it (or its authorised representative).

8.2	A waiver of any right or remedy under this agreement or by law, or any consent given under this agreement, is only effective if given in writing by the waiving or consenting party and shall not be deemed a waiver of any other breach or default. It only applies in the circumstances for which it is given and shall not prevent the party giving it from subsequently relying on the relevant provision.

8.3	A failure or delay by a party to exercise any right or remedy provided under this agreement or by law shall not constitute a waiver of that or any other right or remedy, prevent or restrict any further exercise of that or any other right or remedy or constitute an election to affirm this agreement. No single or partial exercise of any right or remedy provided under this agreement or by law shall prevent or restrict the further exercise of that or any other right or remedy. No election to affirm this agreement by the Lender shall be effective unless it is in writing.

8.4	The rights and remedies provided under this agreement are cumulative and are in addition to, and not exclusive of, any rights and remedies provided by law.

9.	Severance

If any provision (or part of a provision) of this agreement is or becomes invalid, illegal or unenforceable, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision (or part of a provision) shall be deemed deleted. Any modification to or deletion of a provision (or part of a provision) under this clause shall not affect the legality, validity and enforceability of the rest of this agreement.

10.	Assignment

Neither party may assign any of its rights or transfer any of its rights and obligations under this agreement without the written consent of the other.

11.	Counterparts

11.1	This agreement may be executed in any number of counterparts, each of which when executed shall constitute a duplicate original, but all the counterparts shall together constitute one agreement.

12.	Third party rights

12.1	Unless it expressly states otherwise, this agreement does not give rise to any rights under the Contracts (Rights of Third Parties) Ordinance, Cap 623 to enforce any term of this agreement.

12.2	The rights of the parties to rescind or agree any amendment or waiver under this agreement are not subject to the consent of any other person.

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13.	Governing law and jurisdiction

13.1	This agreement and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter or formation shall be governed by and construed in accordance with the law of Hong Kong.

13.2	Each party irrevocably agrees that, subject as provided below, the courts of Hong Kong shall have exclusive jurisdiction over any dispute or claim (including non-contractual disputes or claims) that arises out of or in connection with this agreement or its subject matter or formation. Nothing in this clause shall limit the right of the Lender to take proceedings against the Borrower in any other court of competent jurisdiction, nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdictions, whether concurrently or not, to the extent permitted by the law of such other jurisdiction.

This agreement has been entered into on the date stated at the beginning of it.

Signed by MARK PALFREEMAN	/s/ Mark Palfreeman
for and on behalf of CREEDON	Director
TECHNOLOGIES HK LIMITED

Signed by JULIE PALFREEMAN	/s/ Julie Palfreeman

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